EXHIBIT 10.1 LETTER AGREEMENT

August 2, 2012

An-Ping Hsieh

7 Ferry Lane

Simsbury, CT 06070

Dear An-Ping:

I am pleased to confirm our offer to you to join Hubbell Incorporated as Vice President, General Counsel, reporting to me. Your starting base salary will be at the annual rate of $360,000 payable semi-monthly ($15,000 per pay period). We normally review base salaries annually with future increases dependent upon performance and assigned responsibilities.

•

As an executive officer, you will be eligible for our discretionary annual short-term incentive award program. Short-term incentive awards are determined by the Compensation Committee of the Board of Directors and are based upon Company performance relative to a set of pre-established criteria. Depending on performance, you are eligible to earn up to 200% of your short-term incentive award target percentage. Your short-term incentive award target percentage is 60% of your base salary. Short-term incentive awards are typically paid in February for performance during the prior calendar year.

•

You will also be eligible for Long-term Incentive award grant in December 2012 at a target value of $400,000. Subsequent grant recommendations will reflect your participation at levels commensurate with your position and performance. Under our amended and restated 2005 Incentive Award Plan, this award value may be delivered to you in the form of restricted stock, stock appreciation rights (SARS), and performance shares. In the event we use a different long-term compensation mix, you will receive such mix as reflects the conversion rate(s) that are applied to other Company senior executives. Our customary vesting schedule for restricted shares and SARs reflects three year proportional vesting with the anniversary of the grant date. Performance share vest based upon performance relative to a set of pre-established criteria measured at the end of a three year period.

•

Additionally, you will be recommending to our Compensation Committee at its September meeting a one-time long-term incentive award grant of $240,000 of the Company’s Class B Common restricted stock which vests in one-third increments on the anniversary of the grant date over the next three years.

•

You will be eligible to participate in our benefit program for salaried employees, the first day of the month following a thirty (30) day waiting period, upon joining Hubbell. These programs include: medical, dental, personal life, dependent life, personal accident, and long term disability coverages, plus the Hubbell Incorporated Employee Savings and Investment Plan, a 401(k) savings and investment plan which includes a 50% employer match for every dollar that you contribute up to 6%. In addition, this plan includes an annual Company discretionary profit sharing contribution. In 2011, this contribution was 4% of pensionable earnings.

•

You are also eligible to participate in the non-qualified Hubbell Incorporated Executive Deferred Compensation Plan. This plan allows you to defer up to 50% of your annual short-term incentive award on a tax-deferred basis.

•

We offer an executive physical through the Princeton Longevity Center on an annual basis.

•

Executive Disability Income Insurance is offered as supplemental disability income insurance to our executive population to compliment Hubbell’s group long-term disability plan.

•

You will also be recommending to the Board its approval of your entry into a change in control severance agreement with the Company which, in the event of your termination of employment within two years of a change in control, provides cash severance in the amount equal to two and one-half (2.5) times the sum of your annual base salary and the average short-term incentive award paid to you in the three years preceding the change in control, plus a pro-rated portion of your annual short-term incentive award target for the year in which termination occurs, and other continued benefits.

•

A Company automobile will also be provided to you per our policy valued at $43,500, and financial planning services valued at approximately $12,000 per year.

•

You will be entitled to four weeks of vacation per calendar year, prorated for the year 2012.

•

You are also eligible to participate in the Harvey Hubbell Foundation Matching Gifts Program, which will match up to $4,000 to any qualifying educational institution per year.

•

While certainly not anticipated, should a Company initiated separation of employment take place within the first year of your employment date, you will be entitled to certain benefits under the Company’s general severance policy including salary and benefit continuation for a period of 26 weeks, a prorated portion of your target short-term incentive award and outplacement services. This payment will not be made, however, should termination be for cause.

As you might expect, our offer is contingent upon a full reference and background check to our satisfaction, passing a routine physical examination and drug screening. We will contact you in the near future to schedule this. Pending the outcome of these contingencies, we anticipate a start date for you of September 04, 2012.

I am confident that your move to Hubbell will be mutually rewarding. I look forward to the opportunity of working with you.

Sincerely,

/s/ Timothy H. Powers
Timothy H. Powers
Chairman and Chief Executive Officer